EXHIBIT 10.42

EMPLOYMENT AGREEMENT (the “Agreement”) made November 20, 2012 and effective as of January 1, 2013 (the “Effective Date”) between TIME WARNER INC., a Delaware corporation (the “Company”), and Jeffrey Bewkes (“You”).

You are currently employed by Time Warner Inc. (the “Company”) pursuant to an Employment Agreement between you and the Company dated December 11, 2007 (the “Prior Agreement”), which amended and superseded an agreement made December 22, 2003 (the “Initial Agreement”). The Prior Agreement shall continue to govern the terms of your employment through December 31, 2012. This Agreement shall become effective January 1, 2013 (the “Effective Date”) and shall amend and supersede the terms of the Prior Agreement effective with the Effective Date. You and the Company therefore agree as follows:

1. Term of Employment. Your “term of employment” as this phrase is used throughout this Agreement shall be for the period beginning on the Effective Date and ending on December 31, 2017 (the “Term Date”), subject, however, to earlier termination as set forth in this Agreement.

2. Employment. During the term of employment, you shall serve as the Chairman of the Board and Chief Executive Officer, Time Warner Inc., and shall report only to the Board of Directors of the Company. You shall have the authority, functions, duties, powers and responsibilities normally associated with such position and such additional authority, functions, duties, powers and responsibilities as the Board of Directors of the Company may from time to time delegate to you in addition thereto consistent with your position with the Company. You shall, from time to time and without additional compensation, serve during the term of employment in such additional offices of comparable or greater stature and responsibility in the Company and its subsidiaries and as a director and as a member of any committee of the Board of Directors of the Company and its subsidiaries to which you may be elected from time to time. During your employment, (i) your services shall be rendered on a substantially full-time, exclusive basis and you will apply on a substantially full-time basis all of your skill and experience to the performance of your duties, (ii) you shall have no other employment and, without the prior written consent of the Board of Directors of the Company, no outside business activities which require the devotion of substantial amounts of your time, and (iii) unless you consent otherwise, the place for the performance of your services shall be the principal executive offices of the Company in the New York City metropolitan area, subject to such reasonable travel as may be required in the performance of your duties. The foregoing shall be subject to the Company’s written policies, as in effect from time to time, regarding vacations, holidays, illness and the like and shall not prevent you from devoting such time to your personal affairs (including service as a director of another entity) as shall not interfere with the performance of your duties hereunder, provided that you comply with Section 9 and any generally applicable written policies of the Company on conflicts of interest and service as a director of another corporation, partnership, trust or other entity.

3. Compensation.

3.1 Base Salary. The Company shall pay you a base salary at the rate of not less than $2,000,000 per annum during the term of employment (“Base Salary”). The Company may increase, but not decrease, your Base Salary during the term of employment and upon any such increase the term “Base Salary” shall mean such increased amount (subject to Section 5). Base Salary shall be paid in accordance with the Company’s then current payroll practices and policies with respect to senior executives. For the purposes of this Agreement “senior executives” shall mean the executive officers of the Company.

3.2 Bonus. In addition to Base Salary you may be entitled to receive during the term of employment an annual cash bonus (“Bonus”) subject to and pursuant to the Company’s Annual Incentive Plan for Executive Officers (such plan, together with any successor plan of the Company intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), being hereinafter referred to as the “Annual Bonus Plan”). Although your Bonus is fully discretionary, your target annual Bonus for each calendar year during the term of employment shall be no less than $10,000,000, but the parties acknowledge that your actual Bonus will vary depending on the actual performance of you and the Company from a minimum of $0 and up to a maximum Bonus of 150% of the target as determined by the Compensation and Human Development Committee of the Board of Directors of the Company (the “Compensation Committee”). Each year, your personal performance will be considered in the context of your executive duties and any individual goals set for you, and your actual Bonus will be determined at that time. Although as a general matter the Company expects to pay bonuses at the target level in cases of satisfactory individual performance, it does not commit to do so, and your Bonus may be negatively affected by the exercise of the Compensation Committee’s discretion based on overall Company performance. Payments of any bonus compensation under this Section 3.2 shall be paid to you between January 1 and March 15 of the calendar year immediately following the performance year in respect of which such Bonus is earned.

3.3 Deferred Compensation Account. Pursuant to the terms of employment agreements with the Company that preceded the Initial Agreement, you previously have been paid deferred compensation which has been deposited in a special account (the “Trust Account”) maintained on the books of a Time Warner Inc. grantor trust (the “Rabbi Trust”) for your benefit. Consistent with the terms of the Initial Agreement, the Trust Account shall be maintained by the trustee (“Trustee”) thereof in accordance with the terms of Annex A attached hereto and the trust agreement (the “Trust Agreement”) establishing the Rabbi Trust (which Trust Agreement shall in all respects remain consistent with the terms of Annex A), until the full amount which you are entitled to receive therefrom has been paid in full. The Company shall pay all fees and expenses of the Trustee and shall enforce the provisions of the Trust Agreement for your benefit. The Company and you acknowledge that no amounts have been paid by the Company or deferred by you into the Trust Account and the terms and conditions governing the Trust Account have not been modified subsequent to October 1, 2004.

3.4 Long Term Incentive Compensation. So long as the term of employment has not terminated, the Company annually shall provide you with long term incentive compensation with a target value of $16,000,000 (based on the valuation method used by the Company for its senior executives) through a combination of stock option grants, restricted stock units, performance stock units or other equity-based awards, cash-based long-term plans or other components as may be determined by the Compensation Committee from time to time in its sole discretion. The long term incentive compensation provided pursuant to this Section 3.4 will be granted or provided at the same times as granted or provided to other senior executives of the Company. Any stock options awarded to you by the Company on or after the Effective Date (the “Term Options”) will remain exercisable for the full term of such Term Options unless your employment with the Company is terminated (i) pursuant to Section 4.1, (ii) by you after the Company has given you notice of termination under Section 4.1, or (iii) as a result of your retirement pursuant to Section 4.6 prior to the Term Date, and if this clause (iii) applies, such Term Options shall be treated consistent with Section 8.2(b).

3.5 Upfront PSU Grant. Pursuant to the Prior Agreement, in January 2008, you were granted 250,000 target performance stock units (which are 120,355 target performance stock units as of the date of execution of this Agreement due to adjustment to reflect the 1-for-3 reverse stock split in March 2009 and the spin-offs of Time Warner Cable Inc. and AOL Inc.) that are referred to as the “Upfront PSU Grant” in the Prior Agreement. The Company acknowledges and agrees that the terms of the Upfront PSU Grant set forth in Section 3.5 of the Prior Agreement and the award agreement for the Upfront PSU Grant continue to apply and will govern the vesting of such and release to you of shares of Time Warner stock in February 2013.

3.6 Indemnification. You shall be entitled throughout the term of employment (and after the end of the term of employment, to the extent relating to service during the term of employment) to the benefit of the indemnification provisions contained on the date hereof in the Restated Certificate of Incorporation and By-laws of the Company and in any other agreements or arrangements intended to provide you with indemnification rights (not including any amendments or additions after the date hereof that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions).

4. Termination.

4.1 Termination for Cause. The Company may terminate the term of employment and all of the Company’s obligations under this Agreement, other than its obligations set forth below in this Sections 4.1 and in Section 3.6, for “cause”. Termination by the Company for “cause” shall mean termination because of your (a) conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised) other than as a result of a moving violation or a Limited Vicarious Liability, (b) willful failure or refusal without proper cause to perform your material duties with the Company, including your material obligations under this Agreement (other than any such failure resulting from your incapacity due to physical or mental impairment), (c) willful misappropriation, embezzlement or reckless or willful destruction of Company property having a significant adverse financial effect on the Company or a significant adverse effect on the Company’s reputation, (d) willful and material breach of any statutory or common law duty of loyalty to the Company having a significant adverse financial effect on the Company or a significant adverse effect on the Company’s reputation; or (e) material and willful breach of any of the covenants provided for in Sections 9 and 10. Such termination shall be effected by written notice thereof delivered by the Company to you and shall be effective as of the date of such notice; provided, however, that if (i) such termination is because of your willful failure or refusal without proper cause to perform your material duties with the Company including any one or more of your material obligations under this Agreement, and (ii) within 30 days following the date of such notice you shall cease your refusal and shall use your best efforts to perform such obligations, the termination shall not be effective. For purposes of this definition of cause, no act, or failure to act, on your part shall be considered “willful” or “intentional” unless done, or omitted to be done, by you not in good faith and without reasonable belief that such action or omission was opposed to the best interest of the Company. The term “Limited Vicarious Liability” shall mean any liability which is based on acts of the Company for which you are responsible solely as a result of your office(s) with the Company; provided that (x) you are not directly involved in such acts and either had no prior knowledge of such intended actions or, upon obtaining such knowledge, promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (y) after consulting with the Company’s counsel, you reasonably believed that no law was being violated by such acts. The termination of your employment shall not be deemed to be for cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company (or following a Change in Control (as defined in the Company’s 2010 Stock Incentive Plan or any successor thereto), the board of directors or similar governing body of the entity that is the ultimate parent of the Company (the “Applicable Board”)), excluding you if you are a member of the Applicable Board.

In the event of termination of your employment by the Company for cause, without prejudice to any other rights or remedies that the Company may have at law or in equity, the Company shall have no further obligation to you other than (i) to pay Base Salary through the effective date of termination (the “Effective Termination Date”), (ii) to pay any Bonus for any year which has ended prior to the year in which the Effective Termination Date occurs that has been determined but not yet paid as of the Effective Termination Date, and (iii) with respect to any rights you have (A) with respect of amounts credited to the Trust Account, the Deferred Compensation Plan established by the Company on November 18, 1998, as amended, or the Supplemental Savings Plan Established by the Company in 2010 (the latter two, collectively, the “Deferred Compensation Plans”), through the Effective Termination Date, or (B) pursuant to any insurance or other benefit plans or arrangements of the Company (including rights under Section 8.2 hereof)(the items described in clauses (i), (ii) and (iii) collectively, the “Accrued Obligations”). You hereby disclaim any right to receive a pro rata portion of any Bonus with respect to the year in which such termination occurs.

4.2 Termination by You for Material Breach by the Company and Termination by the Company Without Cause. Unless previously terminated pursuant to any other provision of this Agreement and unless a Disability Period shall be in effect, you shall have the right, exercisable by written notice to the Company, to terminate the term of employment under this Agreement with an Effective Termination Date on the 30th day after the giving of such notice, if, at the time of the giving of such notice, the Company is in material breach of its obligations under this Agreement; provided, however, that, with the exception of clause (i) below, this Agreement shall not so terminate if such notice is the first such notice of termination delivered by you pursuant to this Section 4.2 and within such 30-day period the Company shall have cured all such material breaches; and provided further, that such notice is provided to the Company within 90 days after your knowledge of the occurrence of such material breach. A material breach by the Company shall include, but not be limited to (i) the Company violating Section 2 with respect to your title, your reporting solely to the Board of Directors of the Company, authority, functions, duties, place of employment, powers or responsibilities (whether or not accompanied by a change in title); and (ii) the Company failing to cause any successor to all or substantially all of the business and assets of the Company expressly to assume the obligations of the Company under this Agreement.

The Company shall have the right, exercisable by written notice to you, to terminate your employment under this Agreement without cause, which notice shall specify the Effective Termination Date. If such notice is delivered to you (i) before the date which is 60 days prior to the Term Date, the provisions of Section 4.2.1 and 4.2.2 shall apply or (ii) on or after the date which is 60 days prior to the Term Date, the provisions of Section 4.3 shall apply.

4.2.1 After the Effective Termination Date of a termination of employment pursuant to this Section 4.2 (a “termination without cause”), you shall receive any Accrued Obligations. In addition, you shall receive an amount in cash equivalent to a pro rata portion of your Average Annual Bonus (as defined below) for the period from January 1 of the year in which the Effective Termination Date occurs through the Effective Termination Date. Your Average Annual Bonus shall be equal to the average of the two greatest Bonuses actually paid to you in respect of the three calendar years preceding the Effective Termination Date. Your pro rata Average Annual Bonus pursuant to this Section 4.2.1 shall be paid to you at the times set forth in Section 4.8.

4.2.2 After the Effective Termination Date of a termination without cause, you shall continue to be treated as an employee of the Company for a period ending on the date which is two years after the Effective Termination Date (such date, the “Severance Term Date,” and such period, the “Severance Period”), and during the Severance Period you shall be entitled to receive, whether or not you become disabled during the Severance Period but subject to Section 6, (a) the equivalent of Base Salary at an annual rate equal to your Base Salary in effect immediately prior to the notice of termination, and (b) the equivalent of an annual Bonus in respect of each calendar year or portion thereof (in which case a pro rata portion of such Average Annual Bonus equivalent will be payable) during the Severance Period in an amount equal to your Average Annual Bonus. The compensation payable pursuant to this Section 4.2.2 shall be paid to you at the times set forth in Section 4.8. Except as provided in the next sentence, if you accept other full-time employment during the Severance Period or notify the Company in writing of your intention to terminate your status of being treated as an employee during the Severance Period, you shall cease to be treated as an employee of the Company for purposes of your rights to receive certain post-termination benefits under Section 8.2 effective upon the commencement of such other employment or the effective date of such termination of status as specified by you in such notice, whichever is applicable (the “Benefits Cessation Date”), and you shall receive the remaining payments of Base Salary and Average Annual Bonus equivalents pursuant to this Section 4.2.2 at the times specified in Section 4.8. Notwithstanding the foregoing, if you accept employment with any not-for-profit entity or governmental entity, then you shall continue to be treated as an employee of the Company for purposes of your rights to receive certain post-termination benefits pursuant to Section 8.2 and you will continue to receive the payments as provided in the first sentence of this Section 4.2.2; and if you accept full-time employment with any affiliate of the Company, then the payments provided for in this Section 4.2.2 shall immediately cease and you shall not be entitled to any further payments. For purposes of this Agreement, the term “affiliate” shall mean any entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For clarity, continuing to be treated as an employee pursuant to this Section 4.2.2 shall have no bearing on whether your termination of employment constitutes a “separation from service” for purposes of Section 409A of the Code.

4.3 After the Term Date. If, at the Term Date, the term of employment shall not have been previously terminated pursuant to the provisions of this Agreement, no Disability Period is then in effect and the parties shall not have agreed to an extension or renewal of this Agreement or on the terms of a new employment agreement, then the term of employment shall continue on a month-to-month basis and you shall continue to be employed by the Company pursuant to the terms of this Agreement, subject to termination by either party hereto on 90 days written notice delivered to the other party (which notice may be delivered by either party at any time on or after the date which is 90 days prior to the Term Date). If the Company shall terminate the term of employment on or after the Term Date for any reason (other than for cause as defined in Section 4.1, in which case Section 4.1 shall apply), then the Company shall pay you any Accrued Obligations and a pro rata portion of your Average Annual Bonus through the Effective Termination Date. The compensation payable pursuant to the preceding sentence of this Section 4.3 shall be paid to you at the times set forth in Section 4.8. At the end of the 90-day notice period provided for in the first sentence of this Section 4.3, the term of employment shall end and you shall cease to be an employee of the Company and you shall have no further obligations or liabilities to the Company whatsoever, except that Sections 3.6, 4.9, 7, 9.1, 9.3, 10, 12 and 13, and Annex A, shall survive such termination.

4.4 Office Facilities. In the event of a termination of your employment pursuant to Section 4.2 or 4.3, then for the period beginning on the Effective Termination Date of such termination and ending one year thereafter, the Company shall, without charge to you, make available to you office space at your principal job location immediately prior to your termination of employment, or other location reasonably close to such location, together with secretarial services, office facilities, services and furnishings, in each case reasonably appropriate to an employee of your position and responsibilities prior to such termination of employment but taking into account your reduced need for such office space, secretarial services and office facilities, services and furnishings as a result of your no longer being a full-time employee.

4.5 Release. Your execution and delivery of a release in the form attached hereto as Annex B, as such form may be revised as required by law, within 60 days following your Effective Termination Date shall be a condition precedent to the Company’s obligation to make or continue the payments (other than the Accrued Obligations) associated with a termination of employment by the Company. If you shall fail to timely execute and deliver such release, or if you revoke such release as provided therein, then in lieu of continuing to receive the payments provided for in Section 4.2 or 4.3, as applicable, you shall receive a severance payment determined in accordance with the Company’s policies relating to notice and severance reduced by the aggregate amount of severance payments paid pursuant to this Agreement, if any, prior to the date of your refusal to deliver, or revocation of, such release. Any such severance payments shall be paid in the form of Base Salary continuation payments at the annual rate equal to your Base Salary in effect immediately prior to your notice of termination, and in accordance with Section 4.8, with such amounts paid until your severance benefit has been exhausted. In addition, you and the Company acknowledge and agree that if you execute and return a release and are paid the amounts provided for herein, as applicable, you are not eligible to also receive severance payments under the Company’s severance plan for regular employees.

4.6 Retirement. Because you have attained age 55 and ten years of service with the Company or an affiliate of the Company, if your employment is voluntarily terminated by you at any time (other than pursuant to Section 4.2), you will be considered to have “retired” for purposes of this Agreement. A retirement pursuant to this Section 4.6 shall not be deemed a “termination without cause” under this Agreement.

4.7 No Mitigation/No Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not you obtain other employment.

4.8 Payments. Payments of Base Salary and Bonus and Average Annual Bonus (pro-rated or not, as applicable) required to be made to you after any termination of employment shall be made at the same times as such payments would otherwise have been paid to you pursuant to Sections 3.1 and 3.2 if your employment had not been terminated, subject to Section 13.17; provided that, subject to Section 13.17, in the event of the termination of your employment pursuant to Section 4.2 within one (1) year following a “Change in Control” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i.e., either a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the assets” of the Company), the aggregate amount of Base Salary and Average Annual Bonus that would have otherwise been paid to you under Sections 4.2.1 and 4.2.2 during the Severance Period shall be paid to you in a lump sum on the seventieth (70th) day following the Effective Termination Date of such termination of employment. The payment of the Accrued Obligations following a termination of employment shall be made in accordance with the applicable plan, agreement or arrangement or, if there is no applicable plan, agreement or arrangement on the seventieth (70th) day following the Effective Termination Date, subject to Section 13.17.

4.9 Limitation on Certain Payments. Notwithstanding any other provision of this Agreement:

4.9.1. In the event it is determined by an independent nationally recognized public accounting firm engaged and paid for by the Company prior to the consummation of any transaction constituting a Change in Control (which for purposes of this Section 4.9 shall be mean a change in ownership or control as determined in accordance with the regulations promulgated under Section 280G of the Code), which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate the Change in Control (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to you setting forth in reasonable detail the basis of the Accountant’s calculations, that part or all of the consideration, compensation or benefits to be paid to you under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to you under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, the amounts constituting “parachute payments” which would otherwise be payable to you or for your benefit shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Accountant determines that without such reduction you would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. In connection with making determinations under this Section 4.9, the Accountant shall take into account the value of any reasonable compensation for services to be rendered by you before or after the Change in Control, including any amounts payable to you following your termination of employment hereunder with respect to any non-competition provisions that may apply to you, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

4.9.2. If the determination made pursuant to Section 4.9.1 results in a reduction of the payments that would otherwise be paid to you except for the application of Section 4.9.1, the Company shall promptly give you notice of such determination. Such reduction in payments shall be first applied to reduce any cash severance payments that you would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless you elect to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting you to additional taxation under Section 409A of the Code.

4.9.3. As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that amounts will have been paid or distributed by the Company to or for your benefit pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for your benefit pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountant, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you which the Accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for your benefit shall be repaid by you to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which you are subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for your benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

5. Disability.

5.1 Disability Payments. If during the term of employment and prior to the delivery of any notice of termination without cause, you become physically or mentally disabled, whether totally or partially, so that you are prevented from performing your usual duties for a period of six consecutive months, or for shorter periods aggregating six months in any twelve-month period, the Company shall, nevertheless, continue to pay your full compensation through the last day of the sixth consecutive month of disability or the date on which the shorter periods of disability shall have equaled a total of six months in any twelve-month period (such last day or date being referred to herein as the “Disability Date”), subject to Section 13.17. If you have not resumed your usual duties on or prior to the Disability Date, within 60 days following the Disability Date (subject to Section 13.17, the Company shall pay you a pro rata Bonus (based on your Average Annual Bonus) for the year in which the Disability Date occurs and thereafter shall pay you disability benefits for the period ending on the later of (i) the Term Date or (ii) the date which is twelve months after the Disability Date (in the case of either (i) or (ii), the “Disability Period”), in an annual amount equal to 75% of (a) your Base Salary at the time you become disabled and (b) the Average Annual Bonus, in each case, paid in accordance with Section 4.8 and subject to Section 13.17.

5.2 Recovery from Disability. If during the Disability Period you shall fully recover from your disability, the Company shall have the right (exercisable within 60 days after notice from you of such recovery), but not the obligation, to restore you to full-time service at full compensation. If the Company elects to restore you to full-time service, then this Agreement shall continue in full force and effect in all respects and the Term Date shall not be extended by virtue of the occurrence of the Disability Period. (For the purposes of clarity, if the Company restores you to full-time service in accordance with the preceding sentence but in a position that would constitute a material breach of this Agreement had there been no Disability Period, you may terminate your employment pursuant to Section 4.2.) If the Company elects not to restore you to full-time service, you shall continue to receive disability benefits and shall be entitled to obtain other employment, subject, however, to the following: (i) you shall perform advisory services during any balance of the Disability Period; and (ii) you shall comply with the provisions of Sections 9 and 10 during the Disability Period. The advisory services referred to in clause (i) of the immediately preceding sentence shall consist of rendering advice concerning the business, affairs and management of the Company as requested by the Board of Directors of the Company but you shall not be required to devote more than five days (up to eight hours per day) each month to such services, which shall be performed at a time and place mutually convenient to both parties. Any income from such other employment shall not be applied to reduce the Company’s obligations under this Agreement.

5.3 Other Disability Provisions. The Company shall be entitled to deduct from all payments to be made to you during the Disability Period pursuant to this Section 5 an amount equal to all disability payments received by you during the Disability Period from Worker’s Compensation, Social Security and disability insurance policies maintained by the Company; provided, however, that for so long as, and to the extent that, proceeds paid to you from such disability insurance policies are not includible in your income for federal income tax purposes, the Company’s deduction with respect to such payments shall be equal to the product of (i) such payments and (ii) a fraction, the numerator of which is one and the denominator of which is one less the maximum marginal rate of federal income taxes applicable to individuals at the time of receipt of such payments. All payments made under this Section 5 after the Disability Date are intended to be disability payments, regardless of the manner in which they are computed. Except as otherwise provided in this Section 5, the term of employment shall continue during the Disability Period and you shall be entitled to all of the rights and benefits provided for in this Agreement, except that Section 4.2 shall not apply during the Disability Period, and unless the Company has restored you to full-time service at full compensation prior to the end of the Disability Period, the term of employment shall end and you shall cease to be an employee of the Company at the end of the Disability Period and shall not be entitled to notice and severance or to receive or be paid for any accrued vacation time or unused sabbatical.

6. Death. If you die during the term of employment, this Agreement and all obligations of the Company to make any payments hereunder shall terminate except that your estate (or a designated beneficiary) shall be entitled to receive any unpaid Bonus pursuant to Section 3.2 with respect to a year that ended prior to your death, Base Salary to the last day of the month in which your death occurs and a Bonus (at the time annual bonuses are normally paid) based on the Average Annual Bonus, but prorated according to the number of whole or partial months you were employed by the Company in the calendar year of your death. For purposes of clarity, it is intended that your death shall not affect any vested rights you or your beneficiaries may have at the time of your death pursuant to any insurance or other death benefit plans or arrangements of the Company or any subsidiary or benefit and incentive plans of the Company or any subsidiary, including without limitation those described in Sections 3.3, 8.1 and 8.2, which vested rights shall continue to be governed by the provisions of such plans and this Agreement.

7. Life Insurance. The parties confirm that pursuant to the terms of the Prior Agreement and employment agreements with the Company or affiliates that preceded the Prior Agreement, the Company has maintained $4,000,000 face amount of split ownership life insurance on your life. The Company shall continue to maintain such life insurance, which will be structured to comply with Section 409A of the Code, and IRS Notice 2007-34, and shall maintain such policy (without reduction in the face amount of the coverage) until your death and irrespective of any termination of this Agreement, except pursuant to Section 4.1. You shall be entitled to designate the beneficiary or beneficiaries of such policy, which may include a trust. At your death, or on the earlier surrender of such policy by the owner, your estate (or the owner of the policy) shall promptly pay to the Company an amount equal to the premiums on such policy paid by the Company and its subsidiaries (net of (i) tax benefits, if any, to the Company and its subsidiaries in respect of payments of such premiums, (ii) any amounts payable by the Company which have been paid by you or on your behalf with respect to such insurance, (iii) dividends received by the Company and its subsidiaries in respect of such premiums, but only to the extent such dividends are not used to purchase additional insurance on your life, and (iv) any unpaid borrowings by the Company and its subsidiaries under the policy). If other than the Company, the owner of the policy from time to time shall execute, deliver and maintain a customary split dollar insurance agreement and collateral assignment form, assigning to the Company the proceeds of the policy but only to the extent necessary to secure the reimbursement of the obligation contained in the preceding sentence. The Company agrees that it will not borrow against the policy an amount in excess of the premiums on such policy paid by the Company and its subsidiaries (net of the amounts referred to in clauses (i), (ii) and (iii) above). The life insurance provided for in this Section 7 shall be in addition to any other insurance hereafter provided by the Company or any of its subsidiaries on your life under any group or individual policy. In addition to the foregoing, during your employment with the Company, the Company shall (x) provide you with $50,000 of group life insurance and (y) pay you annually an amount equal to the premium you would have to pay to obtain life insurance under a standard group universal life insurance program in an amount equal to (i) twice your Base Salary minus (ii) $50,000. The Company shall pay you such amount no later than March 15 of the calendar year following any calendar year in which you are entitled to this amount. You shall be under no obligation to use the payments made by the Company pursuant to the preceding sentence to purchase additional life insurance or to purchase any other life insurance. If the Company discontinues its life insurance program, the Company shall nevertheless make the payments required by this Section 7 as if such program were still in effect. The payments made to you hereunder shall not be considered as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement, profit-sharing or other benefit plan of the Company or any subsidiary of the Company. The parties intend that any life insurance provided under this Section 7 shall be provided in a manner consistent with applicable laws.

8. Other Benefits.

8.1 General Availability. To the extent that (a) you are eligible under the general provisions thereof (including without limitation, any plan provision providing for participation to be limited to persons who were employees of the Company or certain of its subsidiaries prior to a specific point in time) and (b) the Company maintains such plan or program for the benefit of its senior executives, during the term of your employment with the Company, you shall be eligible to participate in any savings plan, pension, profit-sharing, stock option or similar plan or program and in any group life insurance (to the extent set forth in Section 7), hospitalization, medical, dental, accident, disability or similar plan or program of the Company now existing or established hereafter. In addition, you shall be entitled during the term of employment, to receive other benefits generally available to all senior executives of the Company to the extent you are eligible under the general provisions thereof, including, without limitation, to the extent maintained in effect by the Company for its senior executives, an automobile allowance and financial services.

8.2 Benefits After a Termination or Disability. After the Effective Termination Date of a termination of employment pursuant to Section 4.2 and prior to the Severance Term Date or, if earlier, the Benefits Cessation Date, or during the Disability Period, you shall continue to be treated as an employee of the Company for purposes of eligibility to participate in the Company’s health and welfare benefit plans other than disability programs and to receive the health and welfare benefits (other than disability programs) required to be provided to you under this Agreement to the extent such health and welfare benefits are maintained in effect by the Company for its executives. After the Effective Termination Date of a termination of employment pursuant to Section 4.2 and prior to the Severance Term Date, or, if earlier, the Benefits Cessation Date, you will continue to receive all other benefits maintained in effect by the Company for its senior executives, such as financial services reimbursement or an automobile allowance. After the Effective Termination Date of a termination of employment pursuant to Section 4 or during a Disability Period, you shall not be entitled to any additional awards or grants under any stock option, restricted stock or other stock-based incentive plan and you shall not be entitled to continue elective deferrals in or accrue additional benefits under any qualified or nonqualified retirement programs maintained by the Company, including the

Deferred Compensation Plans. As applicable, at (i) the Severance Term Date or, if earlier, the Benefits Cessation Date, in connection with a termination of employment pursuant to Section 4.2, (ii) the effective date of your retirement, or (iii) the end of the term of employment pursuant to Section 4.3, your rights to benefits and payments under any health and welfare benefit plans or any insurance or other death benefit plans or arrangements of the Company or under any stock option, restricted stock, restricted stock unit, performance stock unit, stock appreciation right, bonus unit, management incentive or other plan of the Company shall be determined in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock, restricted stock unit, performance stock unit, stock appreciation right, bonus unit, management incentive or other awards were granted. However, notwithstanding the foregoing or any more restrictive provisions of any such plan or agreement, (a) if your employment with the Company is terminated pursuant to Section 4.2, then (i) all stock options, restricted stock, and performance stock units granted to you by the Company on or after November 1, 2003 that have not vested shall continue to vest through the earlier of the Severance Term Date and the Benefits Cessation Date, (ii) consistent with the terms of the Prior Agreement and your previous employment agreement, all stock options granted to you by the Company on or after November 1, 2003 and before the Effective Date (the “Existing Options”) that have not vested shall vest on, and all Existing Options shall remain exercisable for a period of five years after, the earlier of the Severance Term Date and the Benefits Cessation Date (but not beyond the term of such options), (iii) all Term Options that have not vested shall vest on the earlier of the Severance Term Date and the Benefits Cessation Date and all Term Options shall remain exercisable for the full term of such Term Options; (iv) any performance stock units granted to you by the Company after January 1, 2008 will not be pro-rated in determining the number of shares of Time Warner Common Stock to be paid out at the end of the applicable performance period, but will instead vest as though you remained employed for the full performance period; and (v) the Company shall not be permitted to determine that your employment was terminated for “unsatisfactory performance” within the meaning of any stock option agreement between you and the Company; (b) because you have attained age 55 and ten years of service with the Company or an affiliate of the Company, if your employment is voluntarily terminated by you pursuant to Section 4.6 at any time prior to the Term Date, then all unvested Existing Options and Term Options shall vest and become immediately exercisable on the date of your retirement, and all Existing Options and Term Options shall remain exercisable for five years following the effective date of your retirement (but not beyond the term of such options); and (c) if your employment is voluntarily terminated by you on or after the Term Date or is terminated by the Company pursuant to Section 4.3, then (i) all Existing Options that have not vested shall vest and become immediately exercisable on the effective date of the termination of employment and all Existing Options shall remain exercisable for five years following the effective date of such termination of employment (but not beyond the term of such Existing Options) and (ii) all Term Options that have not vested shall vest and become immediately exercisable on the effective date of termination of employment and all Term Options shall remain exercisable for their full term; provided, however, that, with respect to each of clauses (b) and (c), if the Company has given notice of termination under Section 4.1 prior to your election to terminate employment pursuant to either clause, then the terms of the applicable stock option plan or agreement shall be controlling. With respect to awards of restricted stock units (“RSUs”) held at the Effective Termination Date of a termination of employment pursuant to Section 4.2, subject to potential further delay in payment pursuant to Section 13.17, the treatment of the RSUs will be determined in accordance with the terms of the applicable award agreement(s).

8.3 Payments in Lieu of Other Benefits. In the event the term of employment and your employment with the Company is terminated pursuant to any section of this Agreement, you shall not be entitled to notice and severance under the Company’s general employee policies or to be paid for any accrued vacation time or unused sabbatical, the payments provided for in such sections being in lieu thereof.

9. Protection of Confidential Information; Non-Compete.

9.1 Confidentiality Covenant. You acknowledge that your employment by the Company (which, for purposes of this Section 9 shall mean Time Warner Inc. and its affiliates) will, throughout the term of employment, bring you into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes, trade secrets, plans for future development, strategic plans of the most valuable nature and other business affairs and methods and other information not readily available to the public. You further acknowledge that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that the business of the Company is global in scope, that its products and services are marketed throughout the world, that the Company competes in nearly all of its business activities with other entities that are or could be located in nearly any part of the world and that the nature of your services, position and expertise are such that you are capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, you covenant and agree:

9.1.1 You shall keep secret all confidential matters of the Company and shall not disclose such matters to anyone outside of the Company, or to anyone inside the Company who does not have a need to know or use such information, and shall not use such information for personal benefit or the benefit of a third party, either during or after the term of employment, except with the Company’s written consent, provided that (i) you shall have no such obligation to the extent such matters are or become publicly known other than as a result of your breach of your obligations hereunder and (ii) you may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process;

9.1.2 You shall deliver promptly to the Company on termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s business, which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control; and

9.1.3 For a period of one year after the effective date of your retirement or other termination by you of your employment with the Company or for one year after the Effective Termination Date of a termination of employment pursuant to Section 4, without the prior written consent of the Company, you shall not employ, and shall not cause any entity of which you are an affiliate to employ, any person who was a full-time employee of the Company at the date of such termination of employment or within six months prior thereto, but such prohibition shall not apply to your secretary or executive assistant or to any other employee eligible to receive overtime pay.

9.2. Non-Compete Covenant.

9.2.1 During the term of employment, including after the Term Date and during the notice period for a termination of employment pursuant to Section 4.3 (during which notice period you shall remain employed), during the Disability Period (during which Disability Period you shall remain employed), and for the twelve-month period after (a) the Effective Termination Date of a termination of employment pursuant to Section 4.1 or 4.2 or (b) a termination of your employment under Section 4.6 prior to the Term Date, you shall not, directly or indirectly, without the prior written consent of the Board of Directors of the Company: (x) render any services to, manage, operate, control, or act in any capacity (whether as a principal, partner, director, officer, member, agent, employee, consultant, owner, independent contractor or otherwise and whether or not for compensation) for, any person or entity that is a Competitive Entity, or (y) acquire any interest of any type in any Competitive Entity, including without limitation as an owner, holder or beneficiary of any stock, stock options or other equity interest (except as permitted by the next sentence). Nothing herein shall prohibit you from acquiring solely as an investment and through market purchases (i) securities of any Competitive Entity that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) and that are publicly traded, so long as you or any entity under your control are not part of any control group of such Competitive Entity and such securities, including converted or convertible securities, do not constitute more than one percent (1%) of the outstanding voting power of that entity and (ii) securities of any Competitive Entity that are not registered under Section 12(b) or 12(g) of the Exchange Act and are not publicly traded, so long as you or any entity under your control is not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than three percent (3%) of the outstanding voting power of that entity, provided that in each case you have no active participation in the business of such entity. Notwithstanding anything to the contrary herein, if your employment terminates for any reason on or after the Term Date or, if later, the end of the Disability Period, the obligations set forth in Section 9.2 will not apply following your termination of employment.

9.2.2 “Competitive Entity” shall be defined as a business (whether conducted through an entity or by individuals including an employee in self-employment) that is engaged in any business that competes, directly or indirectly through any parent, subsidiary, affiliate, joint venture, partnership or otherwise, with (x) any of the business activities carried on by the Company in any geographic location where the Company conducts business (including, without limitation, a “Competitive Activity,” as defined below), (y) any business activities being planned by the Company or in the process of development at the time of your termination of employment (as evidenced by written proposals, market research, requests for proposals and similar materials) or (z) any business activity that the Company has covenanted, in writing, not to compete with in connection with the disposition of such a business.

9.2.3 “Competitive Activity” refers to business activities within the lines of business of the Company, including without limitation, the following:

(a)	The operation of domestic and international networks and premium pay television services (including the production, provision and/or delivery of programming to cable system operators, satellite distribution services, telephone companies, Internet Protocol Television systems, mobile operators, broadband and other distribution platforms and outlets) and websites and digital applications associated with such networks and pay television services;

(b)	The sale, licensing and/or distribution of content on DVD and Blu-ray discs, video on demand, electronic sell-through, applications for mobile devices, the Internet or other digital services;

(c)	The production, distribution and licensing of motion pictures and other entertainment assets, television programming, animation, interactive games (whether distributed in physical form or digitally) and other video products and the operation of websites and digital applications associated with the foregoing;

(d)	The publication and distribution of print and digital editions of magazines and other publishing and publishing-related ventures, including digital storefronts, websites and digital applications associated with such magazines and other publishing and publishing-related ventures; direct-marketing; marketing services businesses and book publishing.

9.3. Injunctive Relief. Executive acknowledges that Executive’s services are of a special, unique and extraordinary value to the Company and that Executive develops goodwill on behalf of the Company. Because Executive’s services are unique and because Executive has access to confidential information and strategic plans of the Company of the most valuable nature and will help the Company develop goodwill, the parties agree that the covenants contained in this Section 9 are necessary to protect the value of the business of the Company and that a breach of any such non-competition covenant would result in irreparable and continuing damage for which there would be no adequate remedy at law. The parties agree therefore that in the event of a breach or threatened breach of this Section 9, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof. The parties further agree that in the event the Company is granted any such injunctive or other relief, the Company shall not be required to post any bond or security that may otherwise normally be associated with such relief.

10. Ownership of Work Product. You acknowledge that during the term of employment, you may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work Product”), and that various business opportunities shall be presented to you by reason of your employment by the Company. You acknowledge that all of the foregoing shall be owned by and belong exclusively to the Company and that you shall have no personal interest therein, provided that they are either related in any manner to the business (commercial or experimental) of the Company, or are, in the case of Work Product, conceived or made on the Company’s time or with the use of the Company’s facilities or materials, or, in the case of business opportunities, are presented to you for the possible interest or participation of the Company. You shall (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of your inventorship or creation in any appropriate case. You agree that you will not assert any rights to any Work Product or business opportunity as having been made or acquired by you prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by the Company in writing prior to the date hereof.

11. OMITTED INTENTIONALLY

12. Notices. All notices, requests, consents and other communications required or permitted to be given under this Agreement shall be effective only if given in writing and shall be deemed to have been duly given if delivered personally or sent by a nationally recognized overnight delivery service, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

12.1 If to the Company:

Time Warner Inc.

One Time Warner Center

New York, New York 10019

Attention: Senior Vice President - Global

Compensation and Benefits

(with a copy, similarly addressed

but Attention: General Counsel)

12.2 If to you, to your residence address set forth on the records of the Company with a copy to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, New York 10019

Attention: Michael J. Segal, Esq.

13. General.

13.1 Governing Law and Venue. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in New York. Subject to the right of either party to refer disputes to arbitration pursuant to Section 13.8, the state and federal courts located in County of New York, New York state shall have exclusive jurisdiction to adjudicate any dispute or claim arising out of or relating to this Agreement (including non—contractual disputes or claims) and each party hereby consents to the jurisdiction of such courts and waives any right it may otherwise have to challenge the appropriateness of such forums.

13.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.3 Entire Agreement. This Agreement, including Annexes A B, C and the agreements specifically referred to herein, represent the entire agreement and understanding of the parties relating to the subject matter of this Agreement and except as otherwise specifically provided in this Agreement, supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

13.4 No Other Representations. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

13.5 Assignability. This Agreement and your rights and obligations hereunder may not be assigned by you and except as specifically contemplated in this Agreement, or under the life insurance policies and benefit plans referred to in Sections 7 and 8.2, neither you, your legal representative nor any beneficiary designated by you shall have any right, without the prior written consent of the Company, to assign, transfer, pledge, hypothecate, anticipate or commute to any person or entity any payment due in the future pursuant to any provision of this Agreement, and any attempt to do so shall be void and shall not be recognized by the Company. The Company shall assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of the Company’s business and assets, whether by merger, purchase of stock or assets or otherwise, as the case may be. Upon any such assignment, the Company shall cause any such successor expressly to assume such obligations, and such rights and obligations shall inure to and be binding upon any such successor.

13.6 Amendments; Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

13.7 Specific Remedy. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of Section 10, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company.

13.8 Resolution of Disputes. Except as provided in the preceding Section 13.7, any dispute or controversy arising with respect to this Agreement and your employment hereunder (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) shall, at the election of either you or the Company, be submitted to JAMS for resolution in arbitration in accordance with the rules and procedures of JAMS. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 45 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 13.8. Any such proceedings shall take place in New York City before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process, before a non-judicial (rather than a judicial) arbitrator, and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the New York courts for this purpose. The prevailing party shall be entitled to recover the costs of arbitration from the losing party; provided that each party shall bear the costs of its own attorneys, other experts and advisors irrespective of which party prevails. If at the time any dispute or controversy arises with respect to this Agreement, JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions of this Section 13.8. If you shall be the prevailing party in such arbitration, the Company shall promptly pay, upon your demand, all legal fees, court costs and other costs and expenses incurred by you in any legal action seeking to enforce the award in any court.

13.9 Beneficiaries. Whenever this Agreement provides for any payment to your estate, such payment may be made instead to such beneficiary or beneficiaries as you may designate by written notice to the Company. You shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.

13.10 No Conflict. You represent and warrant to the Company that this Agreement is legal, valid and binding upon you and the execution of this Agreement and the performance of your obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which you are a party (including, without limitation, any other employment agreement). The Company represents and warrants to you that this Agreement is legal, valid and binding upon the Company and the execution of this Agreement and the performance of the Company’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Company is a party.

13.11 Conflict of Interest. Attached as Annex B and made part of this Agreement is the Time Warner Corporate Standards of Business Conduct. You confirm that you have read, understand and will comply with the terms thereof and any reasonable amendments thereto. In addition, as a condition of your employment under this Agreement, you understand that you may be required periodically to confirm that you have read, understand and will comply with the Standards of Business Conduct as the same may be revised from time to time.

13.12 Withholding Taxes. Payments made to you pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.

13.13 No Offset. Neither you nor the Company shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this Agreement or otherwise, and you and the Company shall make all the payments provided for in this Agreement in a timely manner.

13.14 Severability. If any provision of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby; provided, however, that the parties shall negotiate in good faith with respect to equitable modification of the provision or application thereof held to be invalid. To the extent that it may effectively do so under applicable law, each party hereby waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

13.15 Survival. Sections 3.3, 3.6, 4.9, 8.3 and 9 through 13 shall survive any termination of the term of employment by the Company for cause pursuant to Section 4.1. Sections 3.3, 3.4, 3.6, 4.4, 4.5, 4.7, 4.9 and 7 through 13 shall survive any termination of the term of employment pursuant to Sections 4.2, 4.3, 4.6, 5 or 6. Sections 3.4, 3.6, 4.6, 4.9 and Sections 7 through 13 shall survive any termination of employment due to resignation or retirement.

13.16 Definitions. The following terms are defined in this Agreement in the places indicated:

Accountant – Section 4.9.1

Accrued Obligations – Section 4.1

affiliate - Section 4.2.2

Average Annual Bonus – Section 4.2.1

Base Salary - Section 3.1

Benefits Cessation Date – Section 4.2.2

Bonus – Section 3.2

cause - Section 4.1

Code - Section 3.2

Company - the first paragraph on page 1 and Section 9.1

Competitive Entity – Section 9.2

Disability Date - Section 5

Disability Period - Section 5

Effective Date - the second paragraph on page 1

Effective Termination Date – Section 4.1

Existing Options – Section 8.2

Overpayment – Section 4.9.3

Severance Term Date – Section 4.2.2

Severance Period – Section 4.2.2

Term Date – Section 1

term of employment - Section 1

Term Options – Section 3.4

termination without cause – Section 4.2.1

Underpayment – Section 4.9.3

Work Product - Section 10

13.17 Compliance with IRC Section 409A. This Agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code and Treas. Reg. Section 1.409A-3(i)(1)(iv), including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime or ten years after your death (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement of expenses or in-kind benefits is not subject to liquidation or exchange for another benefit. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References in this Agreement to your termination of employment or your Effective Termination Date shall be deemed to refer to the date upon which you have a “separation from service” with the Company and its affiliates within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 13.17; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the dates set forth below with effect as of the Effective Date.

TIME WARNER INC.

By	/s/ James Cummings

Title:	Senior Vice President, Global Compensation & Benefits
Date:	November 20, 2012

/s/ Jeffrey Bewkes
Jeffrey Bewkes

ANNEX A

Deferred Compensation Account

A.1 Investments. Funds credited to the Trust Account shall be actually invested and reinvested in an account in securities selected from time to time by an investment advisor designated from time to time by the Company (the “Investment Advisor”), substantially all of which securities shall be “eligible securities”. The designation from time to time by the Company of an Investment Advisor shall be subject to the approval of you (the “Executive”), which approval shall not be withheld unreasonably. “Eligible securities” are common and preferred stocks, warrants to purchase common or preferred stocks, put and call options, and corporate or governmental bonds, notes and debentures, either listed on a national securities exchange or for which price quotations are published in newspapers of general circulation, including The Wall Street Journal, and certificates of deposit. Eligible securities shall not include the common or preferred stock, any warrants, options or rights to purchase common or preferred stock or the notes or debentures of the Company or any corporation or other entity of which the Company owns directly or indirectly 5% or more of any class of outstanding equity securities. The Investment Advisor shall have the right, from time to time, to designate eligible securities which shall be actually purchased and sold for the Trust Account on the date of reference. Such purchases may be made on margin; provided that the Company may, from time to time, by written notice to the Executive, the Trustee and the Investment Advisor, limit or prohibit margin purchases in any manner it deems prudent and, upon three business days written notice to the Executive, the Trustee and the Investment Advisor, cause all eligible securities theretofore purchased on margin to be sold. The Investment Advisor shall send notification to the Executive and the Trustee in writing of each transaction within five business days thereafter and shall render to the Executive and the Trustee written quarterly reports as to the current status of his or her Trust Account. In the case of any purchase, the Trust Account shall be charged with a dollar amount equal to the quantity and kind of securities purchased multiplied by the fair market value of such securities on the date of reference and shall be credited with the quantity and kind of securities so purchased. In the case of any sale, the Trust Account shall be charged with the quantity and kind of securities sold, and shall be credited with a dollar amount equal to the quantity and kind of securities sold multiplied by the fair market value of such securities on the date of reference. Such charges and credits to the Trust Account shall take place immediately upon the consummation of the transactions to which they relate. As used herein “fair market value” means either (i) if the security is actually purchased or sold by the Rabbi Trust on the date of reference, the actual purchase or sale price per security to the Rabbi Trust or (ii) if the security is not purchased or sold on the date of reference, in the case of a listed security, the closing price per security on the date of reference, or if there were no sales on such date, then the closing price per security on the nearest preceding day on which there were such sales, and, in the case of an unlisted security, the mean between the bid and asked prices per security on the date of reference, or if no such prices are available for such date, then the mean between the bid and asked prices per security on the nearest preceding day for which such prices are available. If no bid or asked price information is available with respect to a particular security, the price quoted to the Trustee as the value of such security on the date of reference (or the nearest preceding date for which such information is available) shall be used for purposes of administering the Trust Account, including determining the fair market value of such security. The Trust Account shall be charged currently with all interest paid by the Trust Account with respect to any credit extended to the Trust Account. Such interest shall be charged to the Trust Account, for margin purchases actually made, at the rates and times actually paid by the Trust Account. The Company may, in the Company’s sole discretion, from time to time serve as the lender with respect to any margin transactions by notice to the then Investment Advisor and the Trustee and in such case interest shall be charged at the rate and times then charged by an investment banking firm designated by the Company with which the Company does significant business. Brokerage fees shall be charged to the Trust Account at the rates and times actually paid.

A.2 Dividends and Interest. The Trust Account shall be credited with dollar amounts equal to cash dividends paid from time to time upon the stocks held therein. Dividends shall be credited as of the payment date. The Trust Account shall similarly be credited with interest payable on interest-bearing securities held therein. Interest shall be credited as of the payment date, except that in the case of purchases of interest-bearing securities the Trust Account shall be charged with the dollar amount of interest accrued to the date of purchase, and in the case of sales of such interest-bearing securities the Trust Account shall be credited with the dollar amount of interest accrued to the date of sale. All dollar amounts of dividends or interest credited to the Trust Account pursuant to this Section A.2 shall be charged with all taxes thereon deemed payable by the Company (as and when determined pursuant to Section A.5). The Investment Advisor shall have the same right with respect to the investment and reinvestment of net dividends and net interest as he has with respect to the balance of the Trust Account.

A.3 Adjustments. The Trust Account shall be equitably adjusted to reflect stock dividends, stock splits, recapitalizations, mergers, consolidations, reorganizations and other changes affecting the securities held therein.

A.4 Obligation of the Company. Without in any way limiting the obligations of the Company otherwise set forth in the Agreement or this Annex A, the Company shall have the obligation to establish, maintain and enforce the Rabbi Trust and to make payments to the Trustee for credit to the Trust Account in accordance with the provisions of Section 3.3 of the Agreement, to use due care in selecting the Trustee or any successor trustee and to in all respects work cooperatively with the Trustee to fulfill the obligations of the Company and the Trustee to the Executive. The Trust Account shall be charged with all taxes (including stock transfer taxes), interest, brokerage fees and investment advisory fees, if any, payable by the Company and attributable to the purchase or disposition of securities designated by the Investment Advisor (in all cases net after any tax benefits that the Company would be deemed to derive from the payment thereof, as and when determined pursuant to Section A.5) and only in the event of a default by the Company of its obligation to pay such fees and expenses, the fees and expenses of the Trustee in accordance with the terms of the Trust Agreement, but no other costs of the Company. Subject to the terms of the Trust Agreement, the securities purchased for the Trust Account as designated by the Investment Advisor shall remain the sole property of the Company, subject to the claims of its general creditors, as provided in the Trust Agreement. Neither the Executive nor his legal representative nor any beneficiary designated by the Executive shall have any right, other than the right of an unsecured general creditor, against the Company or the Trust in respect of any portion of the Trust Account.

A.5 Taxes. The Trust Account shall be charged with all federal, state and local taxes deemed payable by the Company with respect to income recognized upon the dividends and interest received by the Trust Account pursuant to Section A.2 and gains recognized upon sales of any of the securities which are sold pursuant to Section A. 1, or A.7. The Trust Account shall be credited with the amount of the tax benefit received by the Company as a result of any payment of interest actually made pursuant to Section A. 1 or A.2 and as a result of any payment of brokerage fees and investment advisory fees made pursuant to Section A.1. If any of the sales of the securities which are sold pursuant to Section A.1 or A.7 results in a loss to the Trust Account, such net loss shall be deemed to offset the income and gains referred to in the second preceding sentence (and thus reduce the charge for taxes referred to therein) to the extent then permitted under the Internal Revenue Code of 1986, as amended from time to time, and under applicable state and local income and franchise tax laws (collectively referred to as “Applicable Tax Law”); provided, however, that for the purposes of this Section A.5 the Trust Account shall, except as provided in the third following sentence, be deemed to be a separate corporate taxpayer and the losses referred to above shall be deemed to offset only the income and gains referred to in the second preceding sentence. Such losses shall be carried back and carried forward within the Trust Account to the extent permitted by Applicable Tax Law in order to minimize the taxes deemed payable on such income and gains within the Trust Account. For the purposes of this Section A.5, all charges and credits to the Trust Account for taxes shall be deemed to be made as of the end of the Company’s taxable year during which the transactions, from which the liabilities for such taxes are deemed to have arisen, are deemed to have occurred. Notwithstanding the foregoing, if and to the extent that in any year there is a net loss in the Trust Account that cannot be offset against income and gains in any prior year, then an amount equal to the tax benefit to the Company of such net loss (after such net loss is reduced by the amount of any net capital loss of the Trust Account for such year) shall be credited to the Trust Account on the last day of such year.

If and to the extent that any such net loss of the Trust Account shall be utilized to determine a credit to the Trust Account pursuant to the preceding sentence, it shall not thereafter be carried forward under this Section A.5. For purposes of determining taxes payable by the Company under any provision of this Annex A it shall be assumed that the Company is a taxpayer and pays all taxes at the maximum marginal rate of federal income taxes and state and local income and franchise taxes (net of assumed federal income tax benefits) applicable to business corporations and that all of such dividends, interest, gains and losses are allocable to its corporate headquarters, which are currently located in New York City.

A.6 Intentionally Deleted.

A.7 Payments. Payments of deferred compensation shall be made as provided in this Section A.7. Deferred compensation shall be paid bi-weekly for a period of ten years (the “Pay-Out Period”) commencing on the first Company payroll following the February following the year when the Executive separates from service (within the meaning of Section 409A of the Internal Revenue Code). On each payment date, the Trust Account shall be charged with the dollar amount of such payment. On each payment date, the amount of cash held in the Trust Account shall be not less than the payment then due and the Company or the Trustee may select the securities to be sold to provide such cash if the Investment Advisor shall fail to do so on a timely basis. The amount of any taxes payable with respect to any such sales shall be computed, as provided in Section A.5 above, and deducted from the Trust Account, as of the end of the taxable year of the Company during which such sales are deemed to have occurred. Solely for the purpose of determining the amount of payments during the Pay-Out Period, the Trust Account shall be valued on the fifth trading day prior to the end of the month preceding the first payment of each year of the Pay-Out Period, or more frequently at the Company’s or the Trustee’s election (the “Valuation Date”), by adjusting all of the securities held in the Trust Account to their fair market value (net of the tax adjustment that would be made thereon if sold, as estimated by the Company or the Trustee) and by deducting from the Trust Account the amount of all outstanding indebtedness. The extent, if any, by which the Trust Account, valued as provided in the immediately preceding sentence exceeds the aggregate amount of credits previously made to the Trust Account by the Company as of each Valuation Date is herein called “Account Retained Income”. The amount of each payment for the year, or such shorter period as may be determined by the Company or the Trustee, of the Pay-Out Period immediately succeeding such Valuation Date, including the payment then due, shall be determined by dividing the aggregate value of the Trust Account, as valued and adjusted pursuant to the second preceding sentence, by the number of payments remaining to be paid in the Pay-Out Period, including the payment then due; provided that each payment made shall be deemed made first out of Account Retained Income (to the extent remaining after all prior distributions thereof since the last Valuation Date). The balance of the Trust Account, after all the securities held therein have been sold and all indebtedness liquidated, shall be paid to the Executive in the final payment, which shall be decreased by deducting therefrom the amount of all taxes attributable to the sale of any securities held in the Trust Account since the end of the preceding taxable year of the Company, which taxes shall be computed as of the date of such payment.

If the Executive shall die at any time whether during or after the term of employment, the Trust Account shall be valued as of the date of the Executive’s death and the balance of the Trust Account after all the securities held therein have been sold and all indebtedness liquidated shall be paid to the Executive’s estate or beneficiary within 75 days of such death in a final lump sum payment, which shall be decreased by deducting therefrom the amount of all taxes attributable to the sale of any securities held in the Trust Account since the end of the preceding taxable year of the Company, which taxes shall be computed as of the date of such payment. Payments made pursuant to this paragraph shall be deemed made first out of Account Retained Income.

Within 90 days after the end of each taxable year of the Company in which payments are made, directly or indirectly, to the Executive from the Trust Account and at the time of the final payment from the Trust Account, the Company or the Trustee shall compute and the Company shall pay to the Trustee for credit to the Trust Account, the amount of the tax benefit assumed to be received by the Company from the payment to the Executive of amounts of Account Retained Income during such taxable year or since the end of the last taxable year, as the case may be. No additional credits shall be made to the Trust Account pursuant to the preceding sentence in respect of the amounts credited to the Trust Account pursuant to the preceding sentence. Notwithstanding any provision of this Section A.7, the Executive shall not be entitled to receive pursuant to this Annex A an aggregate amount that shall exceed the sum of (i) all credits previously made to the Trust Account by the Company, (ii) the net cumulative amount (positive or negative) of all income, gains, losses, interest and expenses charged or credited to the Trust Account pursuant to this Annex A (excluding credits made pursuant to the second preceding sentence), after all credits and charges to the Trust Account with respect to the tax benefits or burdens thereof, and (iii) an amount equal to the tax benefit to the Company from the payment of the amount (if positive) determined under clause (ii) above; and the final payment(s) otherwise due may be adjusted or eliminated accordingly. In determining the tax benefit to the Company under clause (iii) above, the Company shall be deemed to have made the payments under clause (ii) above with respect to the same taxable years and in the same proportions as payments of Account Retained Income were actually made from the Trust Account. Except as otherwise provided in this paragraph, the computation of all taxes and tax benefits referred to in this Section A.7 shall be determined in accordance with Section A.5 above.

ANNEX B

RELEASE

This Release (the “Release”) is made by and among Jeffrey Bewkes (“You” or “Your”) and TIME WARNER INC. (the “Company”), One Time Warner Center, New York, New York 10019 as of the date set forth below in connection with the Employment Agreement dated                     , and effective as of                     , (the “Employment Agreement”), and in association with the termination of your employment with the Company.

In consideration of payments made to You and other benefits to be received by You by the Company and other benefits to be received by You pursuant to the Employment Agreement, You, being of lawful age, do hereby release and forever discharge the Company, its successors, related companies, affiliates, officers, directors, shareholders, subsidiaries, agents, employees, heirs, executors, administrators, assigns, benefit plans (including but not limited to the Time Warner Inc. Severance Pay Plan For Regular Employees), benefit plan sponsors and benefit plan administrators of and from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney’s fees, expenses, or other compensation or damages (collectively, “Claims”), whether known or unknown, which in any way relate to or arise out of your employment with the Company or the termination of Your employment, which You may now have under any federal, state or local law, regulation or order, including without limitation, Claims under the Age Discrimination in Employment Act (with the exception of Claims that may arise after the date You sign this Release), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act and the Employee Retirement Income Security Act of 1974, as amended, through and including the date of this Release.

Notwithstanding anything to the contrary, nothing in this Release shall prohibit or restrict You from (i) making any disclosure of information required by law; (ii) filing a charge with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) challenging the validity of Your release of claims under the Age Discrimination in Employment Act. Notwithstanding the foregoing, You acknowledge that You cannot recover any monetary damages or equitable relief in connection with a charge brought by You or through any action brought by a third party with respect to the Claims released and waived in this Release. Further, notwithstanding the above, You are not waiving or releasing: (i) any claims arising after the Effective Date of this Release; (ii) any claims for enforcement of this Release; (iii) any rights or claims You may have to workers compensation or unemployment benefits; (iv) claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plans and applicable law; (v) any claims You may have under the Employment Agreement; (vi) Your right to indemnification under the Employment Agreement, the Company’s Restated Certificate of Incorporation, the Company’s By-laws or under any other arrangements of the Company and its affiliates, or any claims against any directors and officers insurance policy maintained by the Company or any affiliate of the Company and/or (vii) any claims or rights which cannot be waived by law.

You further state that You have reviewed this Release, that You know and understand its contents, and that You have executed it voluntarily.

You acknowledge that You have been given 21 days to review this Release and to sign it. You also acknowledge that by signing this Release You may be giving up valuable legal rights and that You have been advised to consult with an attorney. You understand that You have the right to revoke Your consent to this Release for seven days following Your signing of the Release. You further understand that You will cease to receive any payments or benefits under the Employment Agreement (except as set forth in Section 4.5 of the Employment Agreement) if You do not sign this Release or if You revoke Your consent to the Release within seven days after signing the Release. The Release shall not become effective or enforceable with respect to claims under the Age Discrimination Act until the expiration of the seven-day period following Your signing of this Release. To revoke the Release, You must send a written statement of revocation to the Company by certified mail, return receipt requested, or by hand delivery. If You do not revoke it, the Release shall become effective on the eighth day after You sign it.

Accepted and Agreed to:
Jeffrey Bewkes

Dated:

ANNEX C

TIME WARNER CORPORATE

STANDARDS OF BUSINESS CONDUCT